September 10, 2009

Circle
BANK

Michael Moulton
56 Lucky Drive
Greenbrae, CA 94904

RE: Offer of Employment: Chief Financial Officer

Dear Michael:

Circle Bank is pleased to present this offer of employment for the position of Chief Financial Officer (CFO), reporting to the President/CEO, Kim Kaselionis. This is a full time, exempt position carrying considerable responsibility and is integral to our continued business development and success. We are excited about your interest in joining Circle Bank and are confident that you will be an important addition to our team. This Letter formally presents the specifics of our offer of employment with important details that you will want to consider:

Title:	**Chief Financial Officer**
Duties:	Per Job Description provided
Rate of Pay:	$140,000 annual base salary ($5,833.34 bi-monthly)
Status:	Regular, Full-Time Employee; Exempt
Supervisor:	**Kim Kaselionis, President/CEO**
Start Date:	**On or before October 1, 2009**
Location:	**Novato**
Benefits:	In accordance with company policies as specified in the Employee Handbook, plan guidelines, and elsewhere from time to time. Also, note any exceptions to policy agreed to during negotiations.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this Letter, and to the reasonable satisfaction of the Company. You further agree that during your term of employment, you will devote all of your business time and attention to the business of the Company and that the Company will be entitled to all of the benefits and profits arising from or incidental to all your work, services and advice. When you accept employment you also agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or

indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

At-Will Employment Status

Your employment with the Company is "at-will" and will continue only so long as continued employment is mutually agreeable to you and the Company. While we are extending this offer with the hope you will stay and enhance your career with us, either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Compensation

1. **Base Salary.** You will be paid a monthly Base Salary of $11,666.67. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.
2. **Annual Review.** Your Base Salary will be reviewed annually as part of the Company's normal salary review process.
3. **Bonus.** You will have the opportunity to earn an annual bonus up to 25% of your annual base salary if you meet the performance objectives developed for you by your manager.
4. **Stock Options.** You will be granted 20,000 stock options based on 6/30/09 assessment.

As you are regularly scheduled for 40 or more hours per week, you will be considered a Regular, Full-Time, Exempt employee. As a Regular, Full-Time employee, you will earn those benefits for which you meet the eligibility requirements as specified in the plan documents, Employee Handbook and this Letter. Availability, terms and the associated eligibility requirements of our existing benefit programs, are subject to change with or without notice.

Benefits

The Company will provide you with a benefit package that includes, but is not limited to, health and dental benefits that begin the 1st of the month following hire. in addition to holidays, and paid time off (e.g., vacation, sick time.) The details of the Company's health and welfare benefit policies are described in a separate letter, and any applicable Summary Plan Descriptions.

1. **Paid Holidays**. The Company has identified 10 days of paid holiday benefits per calendar year.

2. **Paid Time Off (PTO)**. The Company recognizes the importance of time off for vacation, illness or to attend personal commitments. You will be eligible to accrue 13.33 hours of paid vacation per month (20 days per full year worked). In addition you will be eligible for a grant of 4 hours of paid sick time per month.

3. **401K.** The Company will match up to 5% of employee contribution per the guidelines of the Plan.

Confidential Information and Invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information Agreement, a copy of which is enclosed for your review and execution (the "Proprietary Agreement"), prior to or on your Start Date.

General Policies

The details of the basic Company policies are described in the Company's Employee Handbook. The provisions of the Employment Application, this Letter, the Employee Handbook, the Confidentiality Agreement, and the Arbitration Agreement constitute the full and complete terms of your employment and supercede any prior representations or agreements by anyone, either oral or written. These terms of employment are not subject to change or modification of any kind, unless specified in writing, and signed by you and the Company's President.

Arbitration

In our Employment Application, you agree to make arbitration the exclusive remedy for the resolution of any disputes, which may arise between the Company and you. Your signature below and on the enclosed Dispute Resolution/Arbitration Agreement confirms your agreement to utilize the arbitration procedure specified in both the Employment Application and the Employee Handbook for resolution of any disputes related to your employment. Please take the time necessary to review these policies, and ask any questions before signing this document and the Dispute Resolution/Arbitration Agreement.

Confirmation of Agreement.

This offer is contingent upon your completion and execution of all employment documents listed in this Letter (see below), our receipt (no later

than 3 business days following your Start Date) of acceptable proof of identification and authorization to work in the United States, and the completion and the Company's acceptance of the information obtained in your background check.

Once you have had an opportunity to consider this Letter, please indicate your agreement with these terms and conditions of employment by providing signed copies of this letter and the documents attached within 3 business days of today's date.

Michael, we are delighted to be able to extend this offer of employment to you and sincerely feel Circle Bank can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to working with you.

Sincerely,

Eileen Graham

Eileen Graham
Vice President, Human Resources

Cc: Kim Kaselionis, President/CEO

The undersigned individually hereby accepts the Company's employment offer as detailed above. The undersigned acknowledges that there is no agreement between the Company and the undersigned for any definite period of employment and that the undersigned's employment may be terminated at any time, with or without cause.

SIGNATURE: Michael Moulton **DATE:** 9/10/2009

PRINT NAME: MICHAEL MOULTON